Exhibit 10.1

LETTER OF INTENT TO ACQUIRE

INTERLOK KEY MANAGEMENT, LLC

This letter of intent confirms the terms upon which Butte Highlands Mining Company, Inc. (“Butte Highlands”), proposes to acquire one hundred percent (100%) of the equity interest of InterLock Key Management, LLC.(“INTERLOK” or the “Company”) (the “Transaction”).  The purpose of this letter of intent is to set forth basic terms and conditions of the Transaction, not to cover all of the issues related to the Transaction.  Completion of Butte Highlands’ acquisition of one hundred percent (100%) of INTERLOK is subject to Butte Highlands completing due diligence of INTERLOK, satisfaction of conditions set out below and the parties entering into a formal binding agreement.

Except for those provisions of this letter of intent dealing with non-disclosure, confidentiality of information and exclusive negotiating rights, the provisions of this letter of intent shall not be read as creating any binding obligations on Butte Highlands or INTERLOK.

1.

Representations of  INTERLOK,

INTERLOK hereby represents to Butte Highlands as follows:

(a)

INTERLOK is a company formed under the laws of Texas and is in good standing under the laws of its jurisdiction of incorporation;

(b)

INTERLOK’s authorized membership interests (“Interests”) are held by one member.

(c)

The Managing Member of INTERLOK holds 100% of the Interests.

(d)

All Interests of INTERLOK, issued and outstanding, have been duly and properly issued in compliance with all applicable corporate and other laws, including blue sky and federal securities laws;

(e)

INTERLOK’S audited financial statements for the years ended December 31, 2015, and 2014, and unaudited interim financial statements for the three months ended March 31, 2016, to be delivered to Butte Highlands, shall present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of INTERLOK as at the date thereof.  There will have been no material change in the assets and liabilities from the date of the financial statements;

(f)

INTERLOK is engaged in the business of developing and licensing its patented key based encryption methods (the “Business”).  There are no proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its officers, managers, employees, agents or members in their capacity as such or any of the property or Business of the Company; and the Company is not aware of any facts or circumstances which may give rise to any of the foregoing.

2.

Representations of Butte Highlands Mining Company, Inc.,

  Butte Highlands represents as follows:

(a)

Butte Highlands is a company incorporated under the laws of Delaware and is in good standing under the laws of its jurisdiction of incorporation;

(b)

Butte Highlands is a reporting company under the United States Securities Exchange Act of 1934 (the “Act”) and is in good standing with respect to its filings under the Act;

(c)

Butte Highlands’ authorized capital consists of

(i) 20,000,000 shares of Preferred stock, $0.001 par value, of which no shares are issued and outstanding;

 (ii) 500,000,000 shares of Class A common stock, with a par value of $0.001 per share, of which 1,443,017 shares of Class A common stock are issued and outstanding; and,

(iii) 1,707,093 shares of Class B common stock, with a par value of $0.01 per share, of which 1,538,872 shares of Class B common stock are issued and outstanding.

(d)

The shares of Class A common stock of Butte Highlands are quoted on the OTC Bulletin Board; and

(e)

There has been no material change in the affairs of Butte Highlands since its most recent filings in Form 10-K and Form 10-Q under the Act, except as may be disclosed in any Form 8- K filed under the Act.

3.

Purchase of One Hundred Percent (100%) of InterLock.  It is intended that Butte Highlands will acquire one hundred percent (100%) of the Interests of INTERLOK (the “Acquisition”).  The consideration for the Acquisition shall be the issuance by Butte Highlands to the INTERLOK members, including the shares issued to brokers and finders in connection with the Transaction, such number of shares of Butte Highlands as shall be equal to ninety-five percent (95%) of the outstanding shares of Butte Highlands at closing.  The shares to be issued to the Shareholders shall be free of restrictions other than those imposed by securities laws.

4.

Directors.  At Closing, the directors of Butte Highlands will serially resign and will be replaced by persons nominated by the management of INTERLOK.

5.

Conditions.  The obligations of the parties to complete the Acquisition shall be subject to the following conditions:

(a)

All the representations of the parties shall be true and accurate at closing as if they were made immediately prior to closing;

(b)

At least two (2) days prior to Closing, the legal counsel for INTERLOCK shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the parties, any other information required in connection with Butte Highland ceasing to be a shell company as a result of this Transaction, the Company’s Financial Statements and the Pro Forma Financial Statements, which shall be in a form reasonably acceptable to Butte Highlands and in a format acceptable for EDGAR filing;

(c)

The Managing Member shall have provided to Butte Highlands such information as is necessary to satisfy Butte Highlands and its counsel that the Acquisition may be completed in reliance of exemptions from applicable federal and state or foreign securities laws;

(d)

At closing of the transactions contemplated hereby, Butte Highlands will have cash in the approximate amount of US$45,000 and no significant liabilities other than those incurred in connection with compliance with SEC reporting requirements and the Transaction;

(e)

At closing Paul Hatfield  shall be paid the sum of $55,000 for services in connection with this transaction. The fee shall be payable as follows: $25,000 in cash and the balance in the form of 250,000 restricted shares of Butte Highlands Class A common stock. In addition, Mr. Hatfield shall be awarded options to acquire an additional 350,000 shares of Butte Highlands Class A  common stock at an exercise price equal to the closing price of Butte Highlands common stock on the OTC Bulletin Board as of the close of business on the date this this Letter of Intent is fully executed.  The options shall be exercisable for twenty-four months commencing on the closing of the transaction contemplated by this Letter of Intent and shall  have piggy-back registration rights.

(f)

Prior to closing, INTERLOK, may, in its sole discretion change its form of business entity from a limited liability company to a corporation.

 6

Formal Agreement.  The parties shall take such steps as may be necessary and use their best efforts to prepare and execute a definitive agreement as soon as possible, but in any event not later than July 15, 2016.  During this period, the parties will cooperate with each other and provide such documentation or information as may be necessary to permit the parties to complete reasonable due diligence with respect to the proposed Acquisition.

7.

Full Disclosure.  The Company shall disclose to Butte Highlands any and all material information about the Business including any adverse conditions or potentially adverse conditions currently known about INTERLOK that could affect the Business.  Such disclosure shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the disclosure not misleading.

8.

Exclusivity.  In consideration of the undertaking by Butte Highlands of the costs and expenses in conducting due diligence and continuing negotiations, the Company and the Managing Member agree that, during the term of this letter of intent, he will not seek or solicit, or engage anyone to seek or solicit, other suitors for a merger with, purchase of, or reorganization with INTERLOK; will not make available to other potential suitors information concerning itself; and will maintain confidentiality about the Transaction contemplated by this Letter of Intent, except to the extent the disclosure is required by applicable law or is made to advisors on a “need to know” basis.

9.

Counterparts.  This letter of intent may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same letter of intent.

10.

Confidentiality

(a)

Definitions.  For the purpose of this Agreement, the following definitions shall apply:

(i)

“Trade Secrets” shall mean any technical information, design, process, procedure, formula or improvement, source codes or any portion thereof, whether or not patentable, copyrightable or trademarkable, that is of value to the disclosing party and is not generally known to the competitors of either party.  Trade Secrets shall include, but not be limited to, information related to the development and operation of either party’s products and services and information concerning new proposed new products and services.

(ii)

“Confidential Information” shall mean any data or information, other than Trade Secrets, that is considered confidential by the disclosing party and may be of value to either party's competitors.  Confidential Information shall include, but not be limited to, information relative to the current and proposed business plans of either party and the financial information relating thereto.

(b)

Disclosure.  During the course of the discussions between the parties, the parties may disclose to each other certain Trade Secrets and Confidential Information, either directly, as by verbal or written communications, or indirectly, as by permitting either party’s employees or authorized agents to observe either party’s operations or processes.  These disclosures will be made upon the basis of the confidential relationship between the two parties and upon the mutual agreement that, unless specifically authorized in writing by an authorized officer of the disclosing party, the non-disclosing party will:

(i)

Use such Trade Secrets or Confidential Information solely for the purpose of evaluation of the proposed business relationship between the parties; or conducting each party's business in furtherance of the business relationship between both parties.

(ii)

Promptly return to the disclosing party, upon request, any and all tangible material concerning such Trade Secrets and Confidential Information, including all copies and notes, whether such material was made or compiled by either party of this Agreement.

(c)

Equitable Remedies.  In the event of a breach, or threat of breach, of any of the foregoing provisions, the parties hereto agree that the harm to the disclosing party suffered by said breach or threat of breach would not be compensable by monetary damages alone and, accordingly, that the disclosing party suffering from such breach or threat of breach, in addition to other available legal or equitable remedies, would be entitled to any injunction against such breach or threatened breach.

11.

Obligations. This letter of intent constitutes only a list of proposed points that may or may not become part of a definitive agreement.  It is not based on any agreement between the parties.  It is not intended to impose any obligation whatsoever on either party, including without limitation, an obligation to bargain in any way other than at arms’ length.  With the exception of the obligations contained in Paragraphs 8 and 10 herein, the parties do not intend to be bound by any agreement until both agree to and sign a definitive acquisition agreement, and neither party may reasonably rely on any promises inconsistent with this paragraph.  This paragraph supersedes all other conflicting language.

If the foregoing is in accordance with your understanding of our intentions, please sign where indicated below and this will serve as a letter of intent to govern our relationship pending completion of a formal agreement.

Dated June 16, 2016

Yours truly,

BUTTE HIGHLANDS MINING COMPANY, INC.

            /s/ Paul Hatfield

By:

Paul Hatfield
President and CEO

INTERLOK KEY MANAGEMENT, LLC

Agreed and accepted as of the 16 day of June, 2016

                /s/ Jeff Barrett

By:

Jeff Barrett
Managing Member